Exhibit 99.1

FOR IMMEDIATE RELEASE

August 8, 2012

NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS

A 43-PERCENT INCREASE IN SECOND QUARTER EARNINGS PER SHARE

•	Net income of $5.1 million, or $0.52 per share for the second quarter of 2012, an increase of $1.5 million, or $0.15 per share, compared to the same quarter in 2011

•	Additional margins generated from natural gas expansions on the Delmarva Peninsula and in Florida added $1.0 million to net income, or $0.10 per share

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for the second quarter of 2012. The Company’s net income for the quarter ended June 30, 2012 was $5.1 million, or $0.52 per share. This represents an increase of $1.5 million, or $0.15 per share, compared to the same quarter in 2011, and quarter-over-quarter increases of 44 percent and 43 percent for net income and earnings per share, respectively.

On a year-to-date basis, the Company reported net income of $15.8 million, or $1.63 per share, for the six months ended June 30, 2012. This represents a decrease of $1.5 million in net income, or $0.16 per share, compared to the same period in 2011. Warmer temperatures during the first half of 2012 resulted in lower net income of $2.4 million, or $0.25 per share, compared to the same period in 2011.

“Our financial results for the second quarter of 2012 represent the strongest second quarter results in the Company’s history,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “The tireless efforts by our employees to expand our energy footprint both on the Delmarva Peninsula and in Florida continue to generate growth and shareholder value. By aggressively promoting environmentally-friendly and cost effective natural gas, we have created value for customers and shareholders and are continuing to generate increased financial results. To further natural gas expansion, we recently filed an application with the Delaware Public Service Commission (“PSC”) to increase our natural gas service offerings in the southern part of the state. At the end of June, we also entered into an agreement to purchase the operating assets of The Eastern Shore Gas Company and its affiliates (collectively, “ESG”). Currently, ESG provides propane distribution service to approximately 11,000 customers through underground propane gas distribution systems and 500 customers through bulk propane delivery service. In conjunction with the purchase of these assets, we are evaluating potential opportunities to economically convert some of the underground propane distribution service to natural gas. We are in the process of developing programs to assist customers in the conversion process. Our unregulated businesses continue to develop growth opportunities through new services, products and programs. All these opportunities position us for another year of strong performance despite the challenge of warmer temperatures experienced so far this year.”

The Company’s operating income for the second quarter of 2012 was $10.5 million, an increase of $2.7 million, compared to the same quarter in 2011. Gross margin increased by $3.1 million, or eight percent, in the second quarter of 2012, compared to the same quarter in 2011. The regulated energy segment generated $2.8 million of this increase, due primarily to growth in the Company’s natural gas transmission and distribution operations. This included $1.1 million in additional gross margin, which was generated by transmission system expansions and new transmission services, and $632,000 in additional gross margin, which was generated by growth in residential, commercial and industrial customers served by the natural gas distribution operations. BravePoint®, Inc. (“BravePoint”), the Company’s advanced information services subsidiary, generated $819,000 in additional gross margin, $139,000 of which represents increased margin from ProfitZoom™ and Application EvolutionTM sales and related services. The remaining increase from BravePoint was generated from higher in consulting revenues and other product sales. These increases in gross margin were offset partially by lower gross margin of $554,000 for the unregulated energy segment, due primarily to lower retail propane sales and margins per gallon on the Delmarva Peninsula.

Other operating expenses for the second quarter of 2012 were $30.1 million, an increase of $395,000, compared to the same quarter in 2011. Amortization expense related to the recovery of the acquisition adjustment and merger-related costs associated with the acquisition of Florida Public Utilities Company (“FPU”) increased expenses by $588,000 during the quarter. BravePoint’s other operating expenses increased by $394,000, due primarily to higher payroll and benefits costs to support increased services. These increases were largely offset by a non-recurring severance charge of $549,000 recorded in the second quarter of 2011.

The Company’s operating income for the six months ended June 30, 2012 was $30.5 million, a decrease of $2.1 million, compared to the same period in 2011. Gross margin decreased by $593,000, or less than one percent, for the six months ended June 30, 2012, compared to the same period in 2011. Lower customer energy consumption directly attributable to a decrease in heating degree-days of 19 percent and 35 percent on the Delmarva Peninsula and in Florida, respectively, reduced gross margin by $3.9 million. Most of this decrease occurred in the first three months of the year. Absent from 2012’s results was a one-time gain of $575,000 recorded in the first quarter of 2011 related to the proceeds received in an antitrust litigation settlement with a major propane supplier. These decreases were largely offset by growth in the Company’s natural gas transmission and distribution operations, which included $1.7 million in additional gross margin generated by transmission system expansions and new transmission services and $1.3 million in additional gross margin generated by growth in residential, commercial and industrial customers served by the Delmarva and Florida natural gas distribution operations. BravePoint also generated $1.3 million in additional gross margin, $276,000 of which represents increased margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase from BravePoint was generated from higher consulting revenues and other product sales.

Other operating expenses for the six months ended June 30, 2012 were $60.7 million, an increase of $1.5 million, compared to the same period in 2011. $1.2 million of the increase represented amortization expense related to the recovery of the FPU acquisition adjustment and merger-related costs. BravePoint’s other operating expenses increased by $728,000, due primarily to higher payroll and benefits costs to support increased services. Largely offsetting these increases was the absence of $787,000 in severance and pension settlement charges recorded in 2011.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K, as amended, and 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on August 9, 2012, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the second quarter ended June 30, 2012. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2012 Second Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.

For more information, contact:

Beth W. Cooper

Senior Vice President & Chief Financial Officer

302.734.6799

Financial Summary

(in thousands, except per-share and degree-day data)

	Second Quarter		Year to Date
Chesapeake and Subsidiaries	2012	2011	2012	2011
Gross Margin (1)
Regulated Energy	$32,120	$29,311	$68,744	$66,191
Unregulated Energy	6,289	6,843	18,451	22,838
Other	2,194	1,375	4,058	2,817

Total Gross Margin	$40,603	$37,529	$91,253	$91,846

Operating Income (Loss)
Regulated Energy	$10,505	$7,787	$25,303	$24,020
Unregulated Energy	(401)	80	4,753	8,669
Other	351	(91)	472	(74)

Total Operating Income	10,455	7,776	30,528	32,615

Other Income, net of other expenses	153	27	349	50
Interest Charges	2,241	2,114	4,532	4,265
Income Taxes	3,307	2,169	10,558	11,133

Net Income	$5,060	$3,520	$15,787	$17,267

Earnings Per Share of Common Stock
Basic	$0.53	$0.37	$1.65	$1.81
Diluted	$0.52	$0.37	$1.63	$1.79

Heating Degree-Days — Delmarva Peninsula
Actual	416	382	2,296	2,827
10-year average (normal)	476	487	2,852	2,863

Heating Degree-Days — Florida
Actual	12	14	347	534
10-year average (normal)	28	30	587	594

Cooling Degree-Days — Florida
Actual	960	1,027	1,144	1,107
10-year average (normal)	914	894	980	961

(1)

“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial Summary Highlights

Key variances for the quarter ended June 30, 2012 include:

•	New natural gas transmission services generated $1.1 million in additional gross margin.

•	Growth from new natural gas distribution customers generated $632,000 in additional gross margin.

•	Amortization related to the recovery of the FPU acquisition adjustment and merger-related costs increased other operating expenses by $588,000.

•	Other items affecting the Company’s quarter-over-quarter results included:

•	An adjustment to accrued revenue of approximately $568,000 ($440,000 of which corresponds to the first quarter of 2012), which increased gross margin in the second quarter of 2012;

•	A $549,000 non-recurring severance charge in the second quarter of 2011, which decreased other operating expenses for that quarter; and

•

An increase in BravePoint’s operating income of $425,000, approximately 17 percent of which was a result of ProfitZoomTM and Application EvolutionTM sales and related services and the remaining of which was due to higher consulting revenues and other product sales.

Key variances for the six months ended June 30, 2012 include:

•	Lower customer energy consumption directly attributable to warmer weather reduced gross margin by $3.9 million.

•	New natural gas transmission services generated $1.7 million in additional gross margin.

•	Growth from new natural gas distribution customers generated $1.3 million in additional gross margin.

•	Amortization related to the recovery of the FPU acquisition adjustment and merger-related costs increased other operating expenses by $1.2 million.

•	Other items affecting the Company’s period-over-period results included:

•

An increase in BravePoint’s operating income of $528,000, approximately nine percent of which was a result of ProfitZoom™ and Application Evolution™ sales and related services and the remaining of which was due to higher consulting revenues and other product sales.

•	A decrease in Xeron’s gross margin of $435,000 as a result of a 37-percent decrease in trading activity; and

•

Two non-recurring items, which impacted the first six months of 2011: severance and pension settlement charges totaling $787,000; partially offset by a $575,000 gain generated by the proceeds received from an antitrust litigation settlement with a major propane supplier.

The following information highlights certain key factors contributing to the Company’s results for the quarter and six months ended June 30, 2012:

Growth

New natural gas transmission services and growth in natural gas distribution customers generated $1.1 million and $632,000, respectively, in additional gross margin for the second quarter of 2012, compared to the same period in 2011. New natural gas transmission services and growth in natural gas distribution customers generated $1.7 million and $1.3 million, respectively, in additional gross margin for the first six months of 2012, compared to the same period in 2011. Most of these increases in gross margin were related to continued execution of the Company’s strategic plan, with the objectives of expanding natural gas service to new areas and identifying opportunities to convert large commercial and industrial customers to natural gas. New services are being initiated by the Company’s natural gas transmission subsidiaries in response to increased demand for natural gas service on the Delmarva Peninsula and in Florida, both from the Company’s natural gas distribution operations and other unaffiliated customers directly connected to the transmission systems.

Major Expansion Initiatives and Customer Growth Reflected in Results

In late 2011 and during the first six months of 2012, the Company expanded natural gas transmission and distribution services to Lewes, Delaware, southeastern Sussex County, Delaware and Nassau County, Florida and also initiated natural gas transmission service in Worcester County, Maryland. These major expansion initiatives increased the Company’s natural gas footprint by providing natural gas service in areas where natural gas was not previously available. These initiatives generated $866,000 of additional gross margin for the natural gas transmission operations and $139,000 of additional gross margin for the natural gas distribution operations during the second quarter of 2012. For the first six months of 2012, these initiatives generated $1.1 million and $286,000 of additional gross margin for the natural gas transmission and distribution operations, respectively.

In addition to the major expansion initiatives, the Delmarva natural gas distribution operation has added 10 other new large industrial and commercial customers since the beginning of 2011, which generated $161,000 in additional gross margin in the second quarter of 2012 and $343,000 in the first six months of 2012, compared to the same periods in 2011, respectively. These 10 new customers are expected to generate $960,000 of gross margin in 2012, compared to $429,000 generated in 2011. Customer growth in Florida, primarily in commercial and industrial customers, also generated $241,000 and $362,000 in additional gross margin in the second quarter and first six months of 2012, respectively.

Future Major Expansion Initiatives and Opportunities

Although not affecting results in the second quarter and first six months of 2012, the Company is continuing its effort to extend natural gas service to Cecil County, Maryland, with the transmission service expected to commence in September 2012. Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s interstate natural gas transmission subsidiary, executed precedent agreements with NRG Energy Center Dover LLC (“NRG”) and PBF Energy Inc. (“Delaware City Refinery”) to further expand its transmission system to provide additional services. A firm transportation service agreement is expected to be executed by NRG and Delaware City Refinery with Eastern Shore upon satisfying certain conditions pursuant to the respective precedent agreements. These additional services are expected to be initiated in mid to late 2013.

As the Company expands its natural gas service to new areas, first through transmission service and distribution service to large industrial customers, its natural gas distribution operations continue to pursue additional opportunities to provide service to residential and other commercial and industrial customers in those areas. In an effort to increase the availability of natural gas within the Company’s Delaware service areas, in June 2012, the Company’s Delaware natural gas distribution division filed an application with the Delaware PSC to add several natural gas expansion service offerings. These offerings include a monthly fixed charge in lieu of upfront contributions from customers to extend the distribution system and optional service offerings to assist customers in the process of converting to natural gas. The goal of these new offerings is to meet the energy needs of residents, communities and businesses throughout the Company’s service territory, specifically in areas of southeastern Sussex County, where natural gas will now be available.

Additional information highlighting the major expansion initiatives is provided in the “Major Expansion Initiative Highlights (Unaudited)” table later in this release.

Acquisition

In June 2012, the Company entered into an agreement to purchase the operating assets of ESG. These assets are currently used to provide propane distribution service to approximately 11,000 residential and commercial customers through underground propane gas distribution systems and bulk propane delivery service to over 500 customers in Worcester County, Maryland. The Company is evaluating the potential conversion of some of these underground propane distribution systems to natural gas where economical and feasible. The transaction, which is subject to the approval of the Maryland PSC, the receipt of consents of certain local jurisdictions to the assignment of certain franchise agreements and satisfaction of other closing conditions, is expected to be completed in the fourth quarter of 2012. The Company expects to finance the acquisition using unsecured short-term debt. The acquisition is expected to be accretive to earnings per share in 2013 and thereafter.

Investing in Growth

To continue to grow at the rates that it has in the past, the Company will be increasing its resources to both execute on current opportunities and identify new opportunities to fuel tomorrow’s growth. The Company is at the early stages of several natural gas expansions on the Delmarva Peninsula. These include Lewes, Delaware, southeastern Sussex County, Delaware, and Worcester and Cecil Counties in Maryland. These expansions will not only require the construction or conversion of distribution facilities, but also require the conversion of customers’ appliances or equipment inside their home. To do this the Company has re-organized its natural gas distribution operations and is increasing its staffing. Secondly, as a result of BravePoint’s growth over the last several quarters, BravePoint is continuing to add staff. Finally, to increase its capacity for future growth the Company will be adding resources in several key functional areas. This includes, among others, the Human Resources, Communications and Strategic Business Development functions.

Weather and Consumption

Although weather was not a significant factor in the second quarter, warmer temperatures during the first three months of the year, compared to temperatures in 2011 had a significant impact on the Company’s earnings. Lower customer energy consumption directly attributable to warmer temperatures in the six months ended June 30, 2012, compared to temperatures in the same period in 2011, reduced gross margin by $3.9 million. Temperatures on the Delmarva Peninsula and in Florida in the first six months of 2012 were 19 percent (531 heating degree-days) and 35 percent (187 heating degree-days), respectively, warmer than the same period in 2011. Comparing first half 2012 temperatures to normal, based on the 10-year historic average heating degree-days, the weather on the Delmarva Peninsula and in Florida was 19 percent (556 heating degree-days) and 41 percent (240 heating degree-days), respectively, warmer than normal. The Company estimates that this variance reduced gross margin for the first half of 2012 by approximately $3.5 million, compared to gross margin under normal temperatures.

Recovery of Acquisition Premium and Merger-related Costs

In January 2012, the Florida PSC issued an order approving the recovery of $34.2 million in acquisition adjustment and $2.2 million in merger-related costs in connection with the Company’s acquisition of FPU in 2009. The inclusion of the acquisition adjustment and merger-related costs in the Company’s rate base and the recovery of these assets through amortization expense will increase the Company’s earnings and cash flows above what it would have achieved absent the regulatory approval. The acquisition adjustment and merger-related costs are amortized over 30 years and five years, respectively, beginning in November 2009. Based upon the effective date and outcome of the order, the Company recorded the amortization as an expense beginning in 2012, which resulted in an increase in amortization expense of $588,000 and $1.2 million in the second quarter and first six months of 2012, respectively. The Company expects to record $2.4 million ($1.4 million, net of tax) in amortization expense in 2012 and 2013, $2.3 million ($1.4 million, net of tax) in 2014 and $1.8 million ($1.1 million, net of tax) annually thereafter until 2039 related to these assets.

A more detailed discussion and analysis of the Company’s results for each segment are provided in the following pages.

Comparative Results for the Quarters Ended June 30, 2012 and 2011

Regulated Energy

Operating income for the regulated energy segment for the second quarter of 2012 was $10.5 million, an increase of $2.7 million, or 35 percent, compared to the same quarter in 2011. An increase in gross margin of $2.8 million was partially offset by an increase in operating expenses of $91,000. Items contributing to the quarter-over-quarter increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2011	$29,311

Factors contributing to the gross margin increase for the three months ended June 30, 2012:

New transmission services, net	1,112
Increased customer consumption — weather and other	862
Net customer growth in distribution operations	632
Other	203

Gross margin for the three months ended June 30, 2012	$32,120

New Transmission Services, Net

In April 2012, Peninsula Pipeline Company, Inc. (“Peninsula Pipeline”), the Company’s Florida intrastate natural gas transmission subsidiary, initiated natural gas transmission service to support FPU’s expansion of natural gas distribution service into Nassau County, Florida. The Florida PSC approved the firm transportation service agreement between Peninsula Pipeline and FPU for an annual charge of $2.1 million. Peninsula Pipeline generated $526,000 in gross margin from this new transmission service in the second quarter of 2012.

Eastern Shore, the Company’s interstate natural gas transmission subsidiary, generated $281,000 in gross margin as a result of two new transmission service agreements with an existing industrial customer; one for the period from May 2011 to April 2021 for an additional 3,405 dekatherms per day (“Dts/d”) and the second for the period from November 2011 to October 2012 for an additional 9,514 Dts/d. These new services are the result of an expansion at this customer’s industrial facility. The service associated with the 10-year transmission service agreement generated an additional $28,000 of gross margin in the second quarter of 2012, compared to the second quarter of 2011. The service associated with the one-year transmission service agreement generated $253,000 in the second quarter of 2012 and is expected to generate additional gross margin of $336,000 over last year during the remainder of 2012.

Also generating additional gross margin of $368,000 were other transmission services that commenced on various dates in November 2011 through June 2012, as a result of Eastern Shore’s system expansion projects. The new system expansion projects are primarily a result of the growth in the Company’s Delmarva natural gas distribution operation with new services added in Lewes, Delaware, southern Delaware and Worcester County, Maryland, as previously discussed in the Financial Summary Highlights section. These expansions added 5,791 Dts/d of capacity and are expected to generate additional gross margin of $807,000 during the remainder of 2012.

Increased Customer Consumption – Weather and Other

An increase in customer consumption of natural gas for weather and other factors and an adjustment to accrued revenue generated $977,000 in additional gross margin primarily for the natural gas distribution operations. This increase was partially offset by a decrease of $115,000 in electric customer consumption in Florida.

New Customer Growth in Distribution Operations

The Delmarva natural gas distribution operation generated $391,000 in additional gross margin due to net customer growth. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $313,000 in the second quarter of 2012, due primarily to the addition of 13 large commercial and industrial customers since the beginning of 2011. Two-percent growth in residential customers generated an additional $78,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operations generated $241,000 of additional gross margin, primarily as a result of growth in commercial and industrial customers.

Other

The increase of $203,000 was primarily additional gross margin generated by Eastern Shore as a result of new rates implemented, effective July 2011, pursuant to its rate case settlement.

Other operating expenses for the regulated energy segment increased by $91,000 in the second quarter of 2012, compared to the same quarter in 2011, due largely to $588,000 in increased amortization expense associated with recovery of the FPU acquisition adjustment and merger-related costs and $271,000 in higher depreciation expense and asset removal costs associated with capital investments made during 2011. Largely offsetting these increases were lower payroll and benefits costs of $900,000, which was the result of one-time charges totaling $481,000 in the second quarter of 2011, associated with the voluntary workforce reduction in Florida, and $374,000 in ongoing costs resulting from this workforce reduction.

Unregulated Energy

The operating loss for the unregulated energy segment for the quarter ended June 30, 2012 was $401,000, compared to operating income of $80,000 for the same quarter in 2011. A decrease in gross margin of $554,000, partially offset by a decrease in operating expenses of $73,000, resulted in decreased operating income. Items contributing to the quarter-over-quarter decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2011	$6,843

Factors contributing to the gross margin decrease for the three months ended June 30, 2012:

Decreased customer consumption — weather and other	(247)
Natural gas marketing	(170)
Decrease in retail margins per gallon	(129)
Miscellaneous fees and other	(108)
Propane wholesale marketing	100

Gross margin for the three months ended June 30, 2012	$6,289

Decreased Customer Consumption – Weather and Other

The Delmarva and Florida propane distribution operations experienced a decrease in customer consumption from weather and other factors, which resulted in lower gross margin of $335,000. This decrease was due to weather and the timing of propane deliveries to bulk-delivery customers. Partially offsetting this decrease was $51,000 in additional gross margin generated from 1,180 customers acquired in late 2011 and early 2012, following the purchase of the operating assets of several small propane distribution companies in Florida, and $37,000 in higher wholesale propane margins generated during the quarter.

Natural Gas Marketing

Gross margin from Peninsula Energy Services Company, Inc. (“PESCO”), the Company’s natural gas marketing subsidiary, decreased by $170,000 during the second quarter of 2012, compared to the same quarter in 2011. PESCO’s gross margin in the second quarter of 2011 benefited from unusually large favorable imbalance resolutions with third-party intrastate pipelines, with which PESCO contracts for supply. The absence of such large imbalance resolutions in the current quarter resulted in a quarter-over-quarter decrease in PESCO’s gross margin. Imbalance resolutions are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

Decrease in Retail Margins per Gallon

Gross margin for the Delmarva propane distribution operation decreased by $581,000 due to lower retail margins per gallon in the second quarter of 2012, compared to the same quarter in 2011. A significant decline in wholesale propane prices during the current quarter resulted in a write-down of $338,000 in the inventory value at June 30, 2012 for the Delmarva propane distribution operation.

The Florida propane distribution operation continues to adjust retail pricing in response to local market conditions and generated an increase in gross margin of $452,000 from higher margins per gallon during the quarter.

Miscellaneous Fees and Other

The decrease in miscellaneous fees and other is due primarily to lower gross margin of $94,000 from merchandise sales in Florida as the Company transitions from a merchandise goods business to a services business.

Propane Wholesale Marketing

Xeron, Inc. (“Xeron”), the Company’s wholesale marketing subsidiary, generated an increase in gross margin of $100,000 in the second quarter of 2012, compared to the same quarter in 2011, as a result of higher margins in trading activity. Xeron executed trades with higher margins during the second quarter of 2012 as the market presented opportunities from the steady decline in wholesale propane prices.

Other operating expenses for the unregulated energy segment were $6.7 million for the second quarter of 2012, which is consistent with the same quarter in 2011.

Other

Operating income for the other segment for the quarter ended June 30, 2012 was $351,000, an increase of $442,000 over the operating loss of $91,000 for the same period in 2011. The increase in operating income was attributable to higher operating income from BravePoint.

BravePoint, which reported operating income of $238,000 in the second quarter of 2012, compared to an operating loss of $188,000 for the same quarter in 2011, generated increased gross margin of $819,000, $139,000 of which represents increased margin from ProfitZoomTM and Application EvolutionTM sales and related services. The remaining increase was generated from higher consulting revenues and other product sales. This increase in gross margin was partially offset by $394,000 of increased operating expenses as a result of resources added to support these services.

BravePoint continues to market its new products, ProfitZoom™ and Application Evolution™. BravePoint generated $284,000 and $577,000 in revenue from the sale of those two products and related services during the second quarter of 2012 and first six months of 2012, respectively. To date, BravePoint has successfully implemented ProfitZoom™ for four customers in the fire suppression industry, and two additional customers have executed sales contracts with implementations scheduled in the second half of 2012. Application Evolution™, which is a component of ProfitZoom™, is being marketed to customers both in the fire suppression industry and other unrelated businesses. Nine customers are currently utilizing this product. These new contracts for ProfitZoom™ and Application Evolution™ are expected to generate $664,000 in additional revenue in the remainder of 2012. Additional sales proposals are under consideration by existing customers to expand their use of these products and also by other potential new customers.

Interest Expense

Total interest expense for the quarter ended June 30, 2012 increased by approximately $127,000, or six percent, compared to the same quarter in 2011. The increase in interest expense is attributable primarily to an increase of $275,000 related to the $29 million long-term debt issuance of 5.68 percent unsecured senior notes on June 23, 2011. The Company used the proceeds from these notes to refinance a portion of Chesapeake’s short-term loan credit facilities, which had been used to redeem two series of FPU first mortgage bonds. Offsetting this increase was a decrease of $160,000 in other long-term interest expense as scheduled repayments decreased the outstanding principal balance.

On June 22, 2012, we entered into a new, unsecured short-term credit facility for $40 million with an existing lender for working capital needs, capital expenditures and general corporate purposes. Short-term borrowings under this new facility bear interest at LIBOR plus 80 basis points or, at the Company’s discretion, the lender’s base rate plus 80 basis points. This facility, which is structured in the form of a revolving credit note, matures on June 1, 2013. No interest was incurred on this facility as of June 30, 2012.

Comparative Results for the Six Months Ended June 30, 2012 and 2011

Regulated Energy

Operating income for the regulated energy segment for the six months ended June 30, 2012 was $25.3 million, an increase of $1.3 million, or five percent, compared to the same period in 2011. An increase in gross margin of $2.6 million was partially offset by an increase in operating expenses of $1.3 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2011	$66,191

Factors contributing to the gross margin increase for the six months ended June 30, 2012:

New transmission services, net	1,664
Net customer growth in distribution operations	1,254
Decreased customer consumption, due primarily to weather	(893)
Other	528

Gross margin for the six months ended June 30, 2012	$68,744

New Transmission Services, Net

Eastern Shore generated $624,000 in additional gross margin as a result of two new transmission service agreements with an existing industrial customer; one for the period from May 2011 to April 2021 for an additional 3,405 Dts/d and the second for the period from November 2011 to October 2012 for an additional 9,514 Dts/d. These new services are the result of an expansion at this customer’s industrial facility. The service associated with the 10-year transmission service agreement generated $120,000 of additional gross margin for the first six months of 2012. The service associated with the one-year transmission service agreement generated $504,000 in the first six months of 2012 and is expected to generate additional gross margin of $336,000 over last year during the remainder of 2012.

Also generating additional gross margin of $617,000 were other transmission services that commenced on various dates in November 2011 through June 2012, as a result of Eastern Shore’s system expansion projects. The new system expansion projects are primarily a result of the growth in the Company’s Delmarva natural gas distribution operation with new services added in Lewes, Delaware, southern Delaware and Worcester County, Maryland, as previously discussed in the Financial Summary Highlights section. These expansions added 5,791 Dts/d of capacity and are expected to generate additional gross margin of $807,000 during the remainder of 2012.

In April 2012, Peninsula Pipeline initiated natural gas transmission service to support FPU’s expansion of natural gas distribution service into Nassau County, Florida. The Florida PSC approved the firm transportation service agreement between Peninsula Pipeline and FPU for an annual charge of $2.1 million. Peninsula Pipeline generated $526,000 in gross margin from this new transmission service during the first six months of 2012, all of which occurred during the second quarter.

Partially offsetting these increases was a decrease of $104,000 from transmission service contracts, which expired in November 2011 and April 2012.

New Customer Growth in Distribution Operations

The Delmarva natural gas distribution operation generated $892,000 in additional gross margin due to net customer growth. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $673,000 in the first six months of 2012, due primarily to the addition of 13 large commercial and industrial customers since the beginning of 2011. Two-percent growth in residential customers generated an additional $219,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operations generated $362,000 of additional gross margin, primarily as a result of growth in commercial and industrial customers.

Decreased Customer Consumption – Weather and Other

Customer consumption of natural gas and electricity decreased, both on the Delmarva Peninsula and in Florida during the first six months of 2012, compared to the same period in 2011. Consumption of energy is normally highest during the first and fourth quarters due to colder temperatures; however, the first quarter of 2012 was the warmest first quarter in the past 10 years. The Company estimates that significantly warmer weather during the first six months of 2012 resulted in a period-over-period decrease of approximately $1.1 million in gross margin, most of which occurred during the first three months of the year. Measured against normal heating degree-days (10-year historical average) in 2012, the Company estimates that weather reduced gross margin of the regulated energy segment by approximately $1.2 million in the first six months of 2012.

Other

The increase of $528,000 from other factors was due primarily to $477,000 in additional gross margin generated by Eastern Shore as a result of new rates implemented, effective July 2011, pursuant to its rate case settlement.

Other operating expenses for the regulated energy segment increased by $1.3 million for the first six months of 2012 due largely to: (i) $1.2 million in increased amortization expense associated with the recovery of the FPU acquisition adjustment and merger-related costs, (ii) $408,000 in higher depreciation expense and asset removal costs associated with capital investments, (iii) $380,000 in increased maintenance costs related to the electric distribution systems; and (iv) $220,000 in higher legal costs associated with an electric franchise dispute. These increases in expense were partially offset by one-time charges in the first six months of 2011 totaling $664,000, associated with the voluntary workforce reduction in Florida and a pension settlement, and $774,000 in reduced payroll and benefits, mainly in Florida, resulting from the reduction in workforce.

Unregulated Energy

Operating income for the unregulated energy segment for the six months ended June 30, 2012 was $4.8 million, representing a decrease of $3.9 million, or 45 percent, compared to the same period in 2011. A decrease in gross margin of $4.4 million, partially offset by a decrease in operating expenses of $471,000, resulted in decreased operating income. Items contributing to the period-over-period decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2011	$22,838

Factors contributing to the gross margin decrease for the six months ended June 30, 2012:

Decreased customer consumption — weather and other	(3,486)
Gain from litigation settlement — recorded in 2011	(575)
Increase in retail margins per gallon	465
Propane wholesale marketing	(435)
Miscellaneous fees and other	(199)
Natural gas marketing	(157)

Gross margin for the six months ended June 30, 2012	$18,451

Decreased Customer Consumption – Weather and Other

Significantly warmer weather resulted in decreased gross margin of $2.8 million during the first six months of 2012, compared to the same period in 2011. Additionally, propane sales to bulk-delivery customers declined beyond the estimated weather impact due to the timing of deliveries, conservation and other factors, which further reduced gross margin by $756,000. Lower wholesale propane volumes also decreased gross margin by $90,000.

These decreases were partially offset by $186,000 in additional gross margin generated from 1,180 customers acquired in late 2011 and early 2012, following the purchase of the operating assets of several small propane distribution companies in Florida.

Gain from Litigation Settlement – Recorded in 2011

$575,000 of a non-recurring gain was recorded in 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier and is reflected as a period-over-period decrease in gross margin.

Increase in Retail Margins per Gallon

The Florida propane distribution operation continues to adjust retail pricing in response to local market conditions and generated an increase in gross margin of $1.1 million from higher margins per gallon during the first six months.

Gross margin for the Delmarva propane distribution operation decreased by $608,000 due to lower retail margins per gallon during the first six months of 2012, compared to the same period in 2011. This decrease was attributable to a significant decline in wholesale propane prices during 2012, which resulted in a write-down of $465,000 in the inventory value during the first six months of 2012 for the Delmarva propane distribution operation.

Propane Wholesale Marketing

Xeron’s gross margin decreased by $435,000 in the first six months of 2012, compared to the same period in 2011, as a result of a 37-percent decrease in trading activity. High price volatility in the wholesale propane market during the first six months of 2011 resulted in higher-than-usual trading volume and profitability for Xeron. Lower price volatility during the first six months of 2012, coupled with lower wholesale propane demand, due partially to warmer weather, reduced Xeron’s trading volume and gross margin in the first half of 2012.

Miscellaneous Fees and Other

The decrease in miscellaneous fees and other is due primarily to lower gross margin of $183,000 from merchandise sales in Florida as the Company transitions from a merchandise goods business to a services business.

Natural Gas Marketing

Gross margin from PESCO decreased by $157,000 during the first six months of 2012, compared to the same period in 2011. PESCO’s gross margin in the first six months of 2011 benefited from unusually large favorable imbalance resolutions with third-party intrastate pipelines, with which PESCO contracts for supply. The absence of such large imbalance resolutions in 2012 resulted in a decrease in PESCO’s gross margin. Imbalance resolutions are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

Other operating expenses for the unregulated energy segment decreased by $471,000 in the first six months of 2012, compared to the same period in 2011, due largely to decreased incentive compensation of $487,000 resulting from lower operating results and vacant positions, and lower payroll and benefit costs of $205,000 related to reduced seasonal, temporary and overtime costs in the Delmarva propane distribution operation. These decreases were partially offset by increased payroll and benefit costs of $183,000 in the Florida propane operation resulting from resources added to serve new territories.

Other

Operating income for the other segment for the six months ended June 30, 2012 was $472,000, an increase of $546,000 from an operating loss of $74,000 for the same period in 2011. The increase in operating income was attributable to higher operating income from BravePoint.

BravePoint, which reported operating income of $245,000 in the first six months of 2012, compared to an operating loss of $283,000 in the same period in 2011, generated increased gross margin of $1.3 million, $276,000 of which represents increased margin from ProfitZoomTM and Application EvolutionTM sales and related services. The remaining increase was generated from higher consulting revenues and other product sales. This increase in gross margin was partially offset by $728,000 of increased operating expenses as a result of resources added to support these services.

Interest Expense

Total interest expense for the six months ended June 30, 2012 increased by approximately $267,000, or six percent, compared to the same quarter in 2011. The increase in interest expense is attributable primarily to an increase of $573,000 related to the $29 million long-term debt issuance of 5.68 percent unsecured senior notes on June 23, 2011. Offsetting this increase was a decrease of $329,000 in other long-term interest expense as scheduled repayments decreased the outstanding principal balance.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

For the Periods Ended June 30, 2012 and 2011

(in thousands, except shares and per share data)

	Second Quarter		Year to Date
	2012	2011	2012	2011
Operating Revenues
Regulated Energy	$55,553	$54,193	$127,849	$139,063
Unregulated Energy	25,176	29,692	70,063	88,442
Other	3,168	2,946	6,899	5,924

Total Operating Revenues	83,897	86,831	204,811	233,429

Operating Expenses
Regulated energy cost of sales	23,433	24,882	59,105	72,872
Unregulated energy and other cost of sales	19,861	24,420	54,453	68,711
Operations	20,071	20,401	40,027	40,237
Maintenance	1,858	1,892	3,834	3,595
Depreciation and amortization	5,885	4,937	11,646	9,958
Other taxes	2,334	2,523	5,218	5,441

Total operating expenses	73,442	79,055	174,283	200,814

Operating Income	10,455	7,776	30,528	32,615

Other income, net of other expenses	153	27	349	50

Interest charges	2,241	2,114	4,532	4,265

Income Before Income Taxes	8,367	5,689	26,345	28,400

Income taxes	3,307	2,169	10,558	11,133

Net Income	$5,060	$3,520	$15,787	$17,267

Weighted Average Shares Outstanding:
Basic	9,586,159	9,557,707	9,578,715	9,546,606
Diluted	9,681,597	9,650,887	9,674,240	9,642,374

Earnings Per Share of Common Stock:
Basic	$.53	$0.37	$1.65	$1.81
Diluted	$.52	$0.37	$1.63	$1.79

Chesapeake Utilities Corporation and Subsidiaries

Major Expansion Initiative Highlights (Unaudited)

Major Expansion Initiatives with Services That Have Already Commenced (dollars in thousands):

Project	Contracted Service	Service Commen- cement	Q2 2012 Margin	YTD June 2012 Margin	Estimated Total 2012 Margin	Estimated Annualized Margin
Lewes, DE expansion	Transmission - 3,250 Dts/d (1)	Nov-11	$234	$467	$935	$935

	Distribution - Two large industrial customers (2)	Dec-11	123	266	462	462

			$357	$733	$1,397	$1,397

Southern DE expansion	Transmission - 1,550 Dts/d	Mar-12 to May-12	$96	$111	$334	$446

	Distribution - Two facilities of an existing customer	Mar-12 to Aug-12	16	20	90	154

			$112	$131	$424	$600

Worcester County, MD expansion	Transmission - 1,450 Dts/d	Jun-12 to Oct-12	$10	$10	$137	$391

Nassau County, FL expansion	Transmission - A new fixed annual rate service	Apr-12	$526	$526	$1,575	$2,100

Total			$1,005	$1,400	$3,533	$4,488

Upcoming Major Expansion Initiatives with Executed Contracts (dollars in thousands):

Project	Contracted Service	Service Commen- cement	Estimated Total 2012 Margin	Estimated Annualized Margin
Cecil County, MD expansion	Transmission -4,070 Dts/d	Sep-12	$294		$882

Service to NRG’s Dover, DE electric generation plant	Transmission -13,440 Dts/d (3)	May-13	$—	$ $	2,400 to 2,800

Delaware City refinery expansion	Transmission -15,000 Dts/d (3) (4)	Nov-13	$—		$1,600

(1)	These services generated $156,000 in gross margin in 2011 (all in the fourth quarter).
(2)	These services generated $1,000 in gross margin in 2011 (all in the fourth quarter).
(3)

A precedent agreement has been executed among the parties for these services. The figures provided represent the estimated margin pursuant to the precedent agreement. A firm transportation service agreement will be executed by the parties upon satisfying certain conditions.

(4)	This contract is expected to replace the 9,514 Dts/d contract with annualized gross margin of $1.0 million, which expires in November 2012.

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2012				For the Three Months Ended June 30, 2011
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$7,515	$1,065	$4,538	$9,053	$8,582	$1,065	$4,417	$10,111
Commercial	3,547	890	6,208	9,014	3,931	902	7,437	10,391
Industrial	1,231	1,222	2,692	3,423	1,002	1,239	2,079	2,134
Other (1)	(1,338)	610	680	661	(2,531)	534	(908)	(300)

Total Operating Revenues	$10,955	$3,787	$14,118	$22,151	$10,984	$3,740	$13,025	$22,336

Volume (in Dts/MWHs)
Residential	364,749	66,766	276,413	64,734	480,880	63,385	241,914	68,131
Commercial	474,161	301,506	661,044	74,418	570,441	278,324	702,026	78,097
Industrial	887,342	3,585,157	898,482	23,530	711,134	3,924,384	706,221	14,010
Other	41,138	—	(13,673)	16,837	34,237	—	(91,594)	19,115

Total	1,767,390	3,953,429	1,822,266	179,519	1,796,692	4,266,093	1,558,567	179,353

Average Customers
Residential	49,445	13,800	48,682	23,670	48,660	13,631	48,028	23,593
Commercial	5,198	1,244	4,553	7,393	5,173	1,174	4,540	7,375
Industrial	101	54	819	2	90	57	675	2
Other	4	—	—	—	4	—	—	—

Total	54,748	15,098	54,054	31,065	53,927	14,862	53,243	30,970

(1)

Operating revenues from “Other” sources include accrued revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Six Months Ended June 30, 2012				For the Six Months Ended June 30, 2011
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$26,792	$2,327	$11,354	$18,133	$32,646	$2,387	$11,971	$23,013
Commercial	11,657	1,949	15,463	17,378	16,979	1,911	17,700	20,344
Industrial	2,743	2,499	5,168	5,079	2,358	2,443	4,657	3,939
Other (1)	(2,408)	1,309	(1,869)	284	(4,842)	1,151	(2,526)	(3,002)

Total Operating Revenues	$38,784	$8,084	$30,116	$40,874	$47,141	$7,892	$31,802	$44,294

Volume (in Dts/MWHs)
Residential	1,658,780	183,445	700,540	128,563	2,203,974	199,731	744,320	155,504
Commercial	1,566,492	663,831	1,507,878	136,660	2,004,459	637,321	1,660,577	151,995
Industrial	1,859,756	7,767,064	1,676,000	36,690	1,536,765	7,920,160	1,506,830	29,680
Other	49,587	—	(61,282)	22,076	46,016	—	(192,505)	6,888

Total	5,134,615	8,614,340	3,823,136	323,989	5,791,214	8,757,212	3,719,222	344,067

Average Customers
Residential	49,809	13,822	48,546	23,643	48,985	13,660	47,943	23,591
Commercial	5,259	1,245	4,566	7,388	5,241	1,168	4,534	7,377
Industrial	100	54	769	2	92	60	670	2
Other	4	—	1	—	6	—	—	—

Total	55,172	15,121	53,882	31,033	54,324	14,888	53,147	30,970

(1)

Operating revenues from “Other” sources include accrued revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2012	December 31, 2011
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$544,118	$528,790
Unregulated energy	68,482	67,327
Other	18,334	19,988

Total property, plant and equipment	630,934	616,105

Less: Accumulated depreciation and amortization	(146,027)	(137,784)
Plus: Construction work in progress	24,629	9,383

Net property, plant and equipment	509,536	487,704

Current Assets
Cash and cash equivalents	1,737	2,637
Accounts receivable (less allowance for uncollectible accounts of $974 and $1,090, respectively)	41,619	76,605
Accrued revenue	8,303	10,403
Propane inventory, at average cost	6,209	9,726
Other inventory, at average cost	2,999	4,785
Regulatory assets	2,375	1,846
Storage gas prepayments	3,229	5,003
Income taxes receivable	6,010	6,998
Deferred income taxes	2,116	2,712
Prepaid expenses	3,233	5,072
Mark-to-market energy assets	585	1,754
Other current assets	155	219

Total current assets	78,570	127,760

Deferred Charges and Other Assets
Goodwill	4,090	4,090
Other intangible assets, net	2,961	3,127
Investments, at fair value	4,692	3,918
Regulatory assets	76,763	79,256
Receivables and other deferred charges	3,088	3,211

Total deferred charges and other assets	91,594	93,602

Total Assets	$679,700	$709,066

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2012	December 31, 2011
(in thousands, except shares and per share data)
Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$4,668	$4,656
Additional paid-in capital	149,908	149,403
Retained earnings	100,225	91,248
Accumulated other comprehensive loss	(4,394)	(4,527)
Deferred compensation obligation	958	817
Treasury stock	(958)	(817)

Total stockholders’ equity	250,407	240,780

Long-term debt, net of current maturities	108,755	110,285

Total capitalization	359,162	351,065

Current Liabilities
Current portion of long-term debt	8,196	8,196
Short-term borrowing	13,553	34,707
Accounts payable	37,018	55,581
Customer deposits and refunds	29,991	30,918
Accrued interest	1,422	1,637
Dividends payable	3,501	3,300
Accrued compensation	5,088	6,932
Regulatory liabilities	3,743	6,653
Mark-to-market energy liabilities	504	1,496
Other accrued liabilities	9,052	8,079

Total current liabilities	112,068	157,499

Deferred Credits and Other Liabilities
Deferred income taxes	123,609	115,624
Deferred investment tax credits	142	171
Regulatory liabilities	3,614	3,564
Environmental liabilities	9,298	9,492
Other pension and benefit costs	25,832	26,808
Accrued asset removal cost — Regulatory liability	37,461	36,584
Other liabilities	8,514	8,259

Total deferred credits and other liabilities	208,470	200,502

Total Capitalization and Liabilities	$679,700	$709,066